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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 8-K

                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                        Date of Report: January 26, 2004



                       Commission file Number 333-49429-01

                        PRESTOLITE ELECTRIC HOLDING, INC.
                        ---------------------------------
             (Exact name of registrant as specified in its charter)

              Delaware                                   94-3142033
   (State or other jurisdiction of                   (I.R.S. Employer
    incorporation or organization)                 Identification Number)

                2311 Green Rd., Ste B, Ann Arbor, Michigan 48105
                ------------------------------------------------
               (Address of principal executive offices) (Zip Code)

                                (734) 913 - 6600
                                ----------------
              (Registrant's telephone number, including area code)

                                 Not Applicable
                                 --------------
  (Former name, address, and former fiscal year, if changed since last report)

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Item 2.  Acquisitions or Dispositions of Assets

On January 22, 2004 at 5:01 p.m. eastern standard time Prestolite Electric Incorporated and its parent, Prestolite Electric Holding, Inc., issued a press release announcing the sale on January 15, 2004 of its manufacturing facility in Acton (London) England by Prestolite Electric Limited, the company's UK subsidiary. This property was sold to Lemon Land (Larden Road) Limited for (pound)26 million in cash, or approximately $47 million. The Acton facility had a book value of (pound)5.0 million ($9.0 million). In connection with the sale, Prestolite retained the right to occupy the facility through the end of 2004.

At the same time, Prestolite Electric Incorporated and Prestolite Electric Holding, Inc. also announced the separate and unrelated closing of its operation in South Africa. This closing is due to the operating loss of the South African operation. The sale of the South African accounts receivable, inventory and fixed assets is expected to allow the South African subsidiary to cover the cash closing costs, including $0.7 million in severance, and allow the subsidiary to meet other financial obligations.

This press release was subsequently released to a select group of parties on the company's contact list for such releases. The press release was also issued directly to the worldwide employees of Prestolite Electric and will be posted to our website at http://www.prestolite.com.

(c)      Exhibits.

         2.1 Press Release of January 22, 2004 announcing the sale of the Acton manufacturing facility in the UK and the closing of the South African operation.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





Date:    January 26, 2004                       By:   /s/ Dennis P. Chelcminski
                                                     --------------------------
                                                     Dennis P. Chelminski
                                                     Vice President and
                                                     Corporate Controller



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                                 EXHIBIT INDEX


EXHIBIT NO.                  DESCRIPTION

  EX-2.1                     Press Release of January 22, 2004